                                          Filed Pursuant to Rule 424(b)(3)
                                          Registration Statement No. 333-112367


     Prospectus Addendum to Prospectus Supplement No.371, Prospectus Supplement No.372, Prospectus Supplement No.373 and Prospectus Supplement No.374, to the Prospectus Supplement dated February 6, 2004 and the Prospectus dated February 6, 2004.


                         THE GOLDMAN SACHS GROUP, INC.

                          Medium-Term Notes, Series B

                               _________________

                     Enhanced Mandatory Exchangeable Notes

                          Mandatory Exchangeable Notes

                     Aggregate Mandatory Exchangeable Notes

                               Exchangeable Notes

                              ___________________


     Goldman, Sachs & Co. will, and other affiliates of Goldman Sachs may, use this prospectus addendum and the accompanying prospectus supplement no.371, no.372, no.373 or no.374, which we refer to as the "updated prospectus supplement", in connection with market-making transactions of notes that were originally issued under a similar prospectus supplement, with a date earlier than the date of the updated prospectus supplement. We refer below to such earlier prospectus supplement as the "earlier prospectus supplement".

     When this prospectus addendum and the updated prospectus supplement are used in connection with a market-making transaction, you should note that the updated prospectus supplement supersedes the earlier prospectus supplement. When you read the prospectus supplement or pricing supplement with the specific terms of the offered notes, please note that all references in it to the earlier prospectus supplement should instead refer to the updated prospectus supplement.

     You should read the terms of the accompanying prospectus supplement or pricing supplement, which describes the specific terms of the offered notes, together with the updated prospectus supplement to the accompanying prospectus supplement dated February 6, 2004 and the prospectus dated February 6, 2004.

                            ________________________

                              GOLDMAN, SACHS & CO.
                            ________________________

                  Prospectus Addendum dated February 6, 2004.